Exhibit 99. - Joint Filer Information and Signature

Joint Filers:

1. Name:	Brookfield Private Funds Holdings Inc.
Address:	Three World Financial Center, 200 Vesey Street, New York, NY 10281

Brookfield Private Funds Holdings Inc.

By:	/s/ Karen Ayre	Date: November 5, 2013
Name: Karen Ayre
Title: Vice President